UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 13, 2020
(Date of earliest event reported)

ANAPTYSBIO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37985	20-3828755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10421 Pacific Center Court, Suite 200
San Diego, CA 92121
(Address of Principal Executive Offices, and Zip Code)

(858) 362-6295
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ANAB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2020, the Board of Directors (the “Board”) of AnaptysBio, Inc. (“AnaptysBio”) appointed Dennis Mulroy, 65, as Chief Financial Officer, effective as of July 15, 2020. Mr. Mulroy previously served as Chief Financial Officer of La Jolla Pharmaceutical Company. Before joining La Jolla Pharmaceutical he served as Chief Financial Officer of Taxus Cardium Pharmaceuticals Group, Inc., Chief Financial Officer of Molecular Imaging, Inc. and Chief Financial Officer of SeraCare Life Sciences, Inc. Mr. Mulroy began his career at Ernst & Young LLP. Mr. Mulroy received a B.B.A. degree in accounting, from the University of San Diego and is a Certified Public Accountant (inactive) in the state of California.

In connection with his appointment as Chief Financial Officer, Mr. Mulroy entered into an employment agreement with us, setting forth the principal terms and conditions of his employment, including his current annual base salary of $400,000 and an annual target cash bonus opportunity of up to 40% of his base salary, which bonus is earned based on our achievement of performance goals established by the Chief Executive Officer of AnaptysBio, the achievement of which is evaluated by the Chief Executive Officer and the Board. Mr. Mulroy’s employment is at will and may be terminated at any time, with or without cause. However, pursuant to the terms of the employment agreement, if AnaptysBio experiences a change in control and Mr. Mulroy is terminated without “cause” or resigns for “good reason” (each as defined in the employment agreement) upon the occurrence of, or within 13 months following, such change of control, and provided that Mr. Mulroy delivers a signed settlement and general release in favor of AnaptysBio and satisfies all conditions to make such release effective, (i) Mr. Mulroy will receive severance payments and COBRA premiums, paid directly to the insurance provider of our group health plan for Mr. Mulroy and his family, for twelve months and (ii) his currently outstanding stock options will vest in full. Consistent with the terms of the employment agreements of the other executive officers of AnaptysBio, the employment agreement also contains a “better after-tax” provision, which provides that if any payment to Mr. Mulroy constitutes a parachute payment under Section 280G of the Code, the payment will either be (i) reduced or (ii) provided in full to Mr. Mulroy, whichever results in Mr. Mulroy receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code, in each case based upon the highest marginal rate for the applicable tax.

In connection with Mr. Mulroy’s appointment as Chief Financial Officer, AnaptysBio has granted Mr. Mulroy an option to purchase 90,600 shares of its common stock with an exercise price equal to the fair market value of its common stock on the date of grant, which will vest as to 25% of such option as of the first anniversary of Mr. Mulroy’s employment by AnaptysBio, and monthly thereafter for 36 months.
There are no arrangements or understandings between Mr. Mulroy and any other persons pursuant to which he was selected as Chief Financial Officer. There are also no family relationships between Mr. Mulroy and any director or executive officer of AnaptysBio and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Mulroy’s appointment, Eric Loumeau, 57, resigned as interim Chief Financial Officer of AnaptysBio, and the Board appointed Mr. Loumeau as Chief Operating Officer, effective as of July 15, 2020. Mr. Loumeau continues to serve as General Counsel and has served as AnaptysBio’s General Counsel since August 2018. Mr. Loumeau previously served as General Counsel and Chief Compliance Officer of Otonomy, Inc. from May 2015 through March 2018. Before joining Otonomy, Mr. Loumeau served as Chief Financial Officer of Rempex Pharmaceuticals, Inc. from June 2011 to December 2013 and continued as Vice President of Legal Affairs from December 2013 until May 2015 following Rempex’s acquisition by The Medicines Company. He also previously functioned as General Counsel at Hollis-Eden Pharmaceuticals, Inc. for over seven years. Mr. Loumeau’s experience as outside corporate counsel at national law firms includes tenures at Skadden, Arps, Slate, Meagher & Flom LLP,

Cooley LLP, Mintz Levin Cohn Ferris Glovsky and Popeo PC, and Bass, Berry & Sims PLC. Mr. Loumeau received his J.D. from Boalt Hall School of Law at the University of California, Berkeley, and his B.S. in Finance from Brigham Young University.

In connection with Mr. Loumeau’s appointment as Chief Operating Officer, AnaptysBio has granted Mr. Loumeau an option to purchase 10,000 shares of its common stock with an exercise price equal to the fair market value of its common stock on the date of grant, which will vest as to 25% of such option as of the first anniversary of the appointment as Chief Operating Officer, and monthly thereafter for 36 months. The other terms of Mr. Loumeau’s employment remain the same.

The press release announcing the foregoing leadership changes is filed as Exhibit 99.01 to this report.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.01	Press release dated July 15, 2020
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AnaptysBio, Inc.
Date: July 15, 2020	By:	/s/ Eric Loumeau
Name: Eric Loumeau
Title: Chief Operating Officer and General Counsel